FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
December 15, 2008	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Sets 2009 Capital Budget at $23 Million;

Drilling Activity to Continue at 2008’s Elevated Level

Salt Lake City, December 15, 2008 – FX Energy, Inc. (NASDAQ: FXEN) today announced it has set its 2009 capital budget at approximately $23 million. The Company expects to fund this budget with cash on hand and cash flow from operations for the year with no increase in debt or equity.

The bulk of the capital budget will be devoted to the Company’s operations in the Fences Concession area in Poland. The Company expects to continue growing its reserves and production there with new production facilities, new wells and a limited amount of new 3-D seismic.

David Pierce, FX Energy’s President and CEO, said, “The 2009 budget provides a balanced mix of production facilities construction and new drilling in the 3-D area of our Fences concession. Our goal will be to capitalize upon our successes to date in this area by expanding our oil and gas reserves with the drill bit and substantially boosting our production. In addition, we expect to see at least one test well drilled outside the Fences Concession, on exploration acreage where we currently own 100% interest. Overall, we expect to participate in 4 or 5 major new wells for the year, which is equivalent to or slightly above 2008 levels. We also expect higher spending for production facilities as we bring Roszkow production online. Spending for new seismic surveys will be reduced as the need has decreased. The very high level of seismic activity for the last two years has provided more than adequate data for processing, geologic interpretation and well site selection for 2009 and into 2010.”

Though final figures are not yet available, capital spending for 2008 is expected to total at least $36 million. This estimate includes approximately $22 million for drilling 4 new wells in Poland, about $1 million to fund the initial construction costs for the Roszkow production facilities, and $13 million for seismic surveys and geologic costs. Comparable 2009 budget figures are $15 million for 4 to 5 new wells in Poland, an additional $3 million to complete the Roszkow production facilities, and $5.2 million for seismic surveys and geologic expenditures.

2009 To See Increasing Production and Drilling

Although the total dollar figure for drilling is projected to be lower for 2009 than 2008, actual drilling activity could prove to be higher. The Company expects to drill or participate in 4 or 5 wells in 2009. Lower projected drilling costs are attributable to three factors. First, the Company expects to enter into a joint venture with another party on at least one of the Company’s exploration blocks. That party is expected to pay most or all of the costs of the well. Also, the strengthened U.S. dollar is expected to reduce substantially the dollar cost of drilling in Poland. Finally, one of the budgeted wells is assumed to be a “side track’’ at approximately one third the cost of a new well. Thus, the combination of virtually no cost for the joint venture, lower dollar costs for oilfield services, and one low-cost well should reduce the required drilling capital while maintaining or even increasing the well count in 2009.

David Pierce, said, “We set the 2009 budget with four goals in mind. First, the budget does not rely on new debt or equity – a critical condition in this uncertain market. We included only operations that we can fund out of cash on hand and expected cash flow. Second, the 2009 budget focuses on increasing production and revenue. We made Roszkow production facilities a priority in the budget, and we will also be working on production plans for our three other wells. Third, the budget focuses on building reserves at low cost and risk. The budgeted wells are in the Fences Concession where our finding and development costs are low and per-well reserves are high. Finally, we want to honor our commitment to high potential exploration while holding down costs. In this we are fortunate that we are just now seeing results from our work over the last several years on our portfolio of 100% owned exploration concessions. Initial reactions from industry have been very positive. We hope this will lead to a significant increase in exploration, both drilling and seismic, at virtually no cost in the 2009 budget.”

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland. The Company’s main exploration activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England. The Company trades on the NASDAQ Global Market under the symbol FXEN. Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements. Forward-looking statements are not guarantees. For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company. Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards. This identification and evaluation is informed by science but remains inherently uncertain. Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable. Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities. Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable. Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy's website at www.fxenergy.com.